Exhibit 99.1 Proxy Pol

NWQ INVESTMENT MANAGEMENT COMPANY, LLC

PROXY VOTING POLICYAND PROCEDURES

I.                                        Introduction

Rule 206(4)-6 (the “Rule”) under the Advisers Act requires every investment adviser to (i) adopt and implement written policies and procedures, reasonably designed to ensure that the adviser votes proxies in the best interest of its clients, which procedures must include how the adviser addresses material conflicts that may arise between its interest and those of its clients; (ii) disclose to clients how they may obtain information from the adviser about how the adviser voted with respect to their securities; and (iii) describe to clients the adviser’s proxy voting policies and procedures and, upon request, furnish a copy of the policies and procedures to the requesting client.

II.                                   Oversight

To provide centralized management of the proxy voting process, NWQ Investment Management Company, LLC (“NWQ”) has established a Proxy Voting Committee.  The Proxy Voting Committee shall be comprised of the Chief Investment Officer, at least one Portfolio Manager (as designated by the Chief Investment Officer), and at least one Research Analyst, as voting members. The Chief Compliance Officer and the Director of Operations for Nuveen Global Operations Los Angeles (NGO) or their designees, as well as other individuals as designated by the Committee, shall serve as non-voting members. The Committee shall meet at least annually, or more frequently as required.

The Proxy Voting Committee shall:

•                  Oversee the proxy voting process, including the identification of material conflicts of interest, as defined below, involving NWQ as well as the proxy voting process in respect of securities owned by or on behalf of clients;

•                  determine how to vote proxies relating to issues not covered by this Policy  and Procedures;

•                  determine when NWQ may deviate from this Policy and Procedures; and

•                  review, at least annually, all applicable processes and procedures, voting practices, the adequacy of records and the use of third party services and update or revise as necessary.

III.                              Application

This Proxy Voting Policy and Procedures applies to securities held in client accounts over which NWQ has voting authority, directly or indirectly.  Indirect voting authority exists where NWQ’s voting authority is implied by a general delegation of investment authority without reservation of proxy voting authority.

IV.                               Procedures

NWQ shall vote proxies in respect of securities owned by or on behalf of a client in the client’s best interests and without regard to the interests of NWQ or any other client of NWQ.  Where

NWQ shares investment discretion with regard to certain securities owned by or on behalf of clients with an advisory affiliate, NWQ may delegate proxy voting authority to the advisory affiliate in accordance with this Policy and Procedures, as amended from time to time.

Unless the Proxy Voting Committee otherwise determines (and documents the basis for its decision) or as otherwise provided below, the Proxy Voting Committee shall generally cause proxies to be voted in a manner consistent with the guidelines of an independent  third party proxy service or other third party.

In most cases, NWQ has adopted the guidelines of and will generally vote in accordance with the guidelines of Institutional Shareholder Services, Inc., (“ISS”), as such guidelines may be updated from time to time.  In select other cases, NWQ may agree generally to vote proxies for a particular client account in accordance with the third party recommendations or guidelines selected by the client, such as the AFL-CIO Guidelines (guideline summary available on request).  Clients may opt to vote proxies themselves or to have proxies voted by an independent third party or other named fiduciary or agent, at the client’s cost.

As a general matter, unless otherwise restricted, NWQ reserves the right to override the applicable guidelines in any situation where it believes that following such guidelines is not in its clients’ best interests.

Where any material conflict of interest has been identified and the matter is covered by the applicable guidelines, the Proxy Voting Committee shall cause proxies to be voted in accordance with the applicable guidelines.

Where any material conflict of interest has been identified and the matter is not covered by the applicable guidelines, NWQ may;

(i)                  vote in accordance with the recommendation of an alternative independent third party (who may be a proxy voting service), or

(ii)               disclose the conflict to the client, obtain the client’s consent to vote, and make the proxy voting determination itself and document the basis for such determination, or

(iii)            resolve the conflict in such other manner as NWQ believes is appropriate, including by making its own determination that a particular vote is, notwithstanding the conflict, in the best interest of the client.

NWQ may determine not to vote proxies in respect of securities of any issuer if it determines it would be in its clients’ overall best interests not to vote.  Such determination may apply in respect of all client holdings of the securities or only certain specified clients, as NWQ deems appropriate under the circumstances.

Generally, NWQ does not intend to vote proxies associated with the securities of any issuer if as a result of voting, the issuer restricts such securities from being transacted (“share blocking” is carried out in a few non-U.S. jurisdictions). However, NWQ may decide, on an individual security basis that it is in the best interests of its clients for NWQ to vote the proxy associated with such a security, taking into account the loss of liquidity.  NWQ may also decline to vote proxies in other instances, including but not limited to, de minimus number of shares held, timing issues pertaining to the opening and closing of accounts, potential adverse impact on the portfolio of voting such proxy, logistical or other considerations related to non-U.S. issuers (such as in POA markets), or based on particular contractual arrangements with clients or SMA program sponsors.

In addition, NWQ may decline to vote proxies where the voting would in NWQ’s judgment result in some other financial, legal, regulatory disability or burden to NWQ or the client (such as imputing control with respect to the issuer).

Generally, NWQ will vote all eligible ballots received.  Eligibility is based upon ownership at record date which is determined by the issuer. To the extent that NWQ receives proxies for securities that are transferred into a client’s portfolio that were not recommended or selected by NWQ and are sold or expected to be sold promptly in an orderly manner (“legacy securities”), NWQ will generally refrain from voting such proxies.  In such circumstances, since legacy securities are expected to be sold promptly, voting proxies on such securities would not further NWQ’s interest in maximizing the value of client investments.  NWQ may consider an institutional client’s special request to vote a legacy security proxy, and if agreed would vote such proxy in accordance with the provisions of this Policy and Procedures.

It is the responsibility of the custodian appointed by the client, or the program sponsor in the case of the SMA Accounts, to ensure ballots are generated sufficiently in advance of the relevant meeting to allow NWQ adequate time to vote its clients’ proxies. A SMA program sponsor, a broker or a custodian, may provide NWQ with notice of proxy ballots in the aggregate, rather than on the underlying account-level. Since NWQ is not afforded underlying account-level transparency in such instances, it must vote such proxies based on the information it receives from the program sponsor, broker or custodian, and consequently may be unable to reconcile the proxy ballots voted to the underlying-account level.

Proxies received after the termination date of a client relationship will generally not be voted.  Exceptions will be made from time to time, such as when the record date is for a period in which the client’s account was under management.

V.                                    Material Conflicts of Interest

Voting the securities of an issuer where the following relationships or circumstances exist is deemed to give rise to a material conflict of interest for purposes of this Policy and Procedures:

•                  The issuer is an institutional separate account client of NWQ or wrap program in which NWQ participates as an investment manager that paid fees to NWQ for the prior calendar year.

•                 The issuer is an entity in which an NWQ employee or a relative(1) of any NWQ employee is an executive officer or director employee of such issuer.

(1)   For the purposes of this guideline, “relative” includes (whether or not living in the same household) children; stepchildren; grandchildren; parents; stepparents; grandparents; spouses; siblings; mother-, father-, son-, daughter-, brother- or sister-in-law; any person related by adoption, and any individual economically dependent on the employee, as well as significant others living in the same household, including domestic partnerships (registered or unregistered) or civil unions.

•                  Any other circumstance that NWQ is aware of or determines that NWQ’s duty to serve its clients’ interests could be materially compromised.

VI.                               Disclosure

NWQ discloses a summary of its proxy voting practices as well as how a client may obtain a copy of this Proxy Voting Policy and Procedures or information on how NWQ voted a client’s securities in its Form ADV Part 2A.

VII.                          Recordkeeping and Retention

NWQ shall retain records relating to the voting of proxies, including:

•                  Copies of this Policy and Procedures and any amendments thereto.

•                  Copies of applicable Policies and Procedures adopted by NWQ’s advisory affiliate with regard to any securities in client accounts managed under shared investment discretion (as referenced above), and any amendments thereto. Nuveen’s Legal and Compliance Department in Los Angeles maintains these records.

NWQ has delegated casting of ballots and record retention to NGO.  NGO shall be responsible for maintaining the following records except as otherwise noted:

•                  A copy of each proxy ballot and proxy statement filed by the issuer with the Securities and Exchange Commission or Non-U.S. regulator (“Proxy Statement”), or English translation of Proxy Statement as made available through a third party service provider regarding securities held on behalf of clients who have authorized voting of proxies, with exception of any “legacy securities” ballots or proxy statements not voted.

•                  Records of each vote cast by NWQ (or its advisory affiliate, as applicable) on behalf of clients; these records may be maintained on an aggregate basis for certain clients (e.g., managed account clients).

•                  A copy of any documents created by NWQ that were material to making a decision on how to vote or that memorializes the basis for that decision.

•                  A copy of each written request for information on how NWQ (or its advisory affiliate, as applicable) voted proxies on behalf of the client, and a copy of any written response by NWQ to any (oral or written) request for information on how such proxies were voted.  If a client request for proxy information is received by NWQ, Nuveen’s Institutional Client Service Department maintains the appropriate documentation.

NWQ may rely on Proxy Statements filed on the SEC’s EDGAR system or on Proxy Statements, ballots and records of votes cast by NWQ maintained by a third party, such as a proxy voting service.

These records shall be maintained and preserved in an easily accessible place for a period of not less than five years from the end of NWQ’s fiscal year during which the last entry was made in the records, the first two years in an appropriate office of NWQ or its advisory or other affiliates.

Adopted: June 24, 2003

Amended: May 21, 2007

Amended: February 25, 2009

Amended: May 1, 2014